                                                                    EXHIBIT 99.1

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                            [LITTLEFUSE LETTERHEAD]
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[LITTLEFUSE LOGO]                                                           NEWS
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NEWS RELEASE

CONTACT: PHIL FRANKLIN,
VICE PRESIDENT, OPERATIONS SUPPORT & CFO (847) 391-0566


                    LITTELFUSE REPORTS THIRD QUARTER RESULTS

         DES PLAINES, ILLINOIS, OCTOBER 22, 2003 - Littelfuse, Inc. (NASDAQ/NMS:LFUS) today reported sales and earnings for the third quarter of 2003.
         Sales for the third quarter of 2003 were $94.7 million, a 26% increase from sales of $75.0 million in the third quarter of 2002. Teccor Electronics, which was acquired on July 7, 2003, contributed $19.9 million in sales for the quarter. Diluted earnings per share were $0.19 in the third quarter of 2003 compared to $0.17 for the prior year period.

         For the first nine months of 2003, sales were $237.5 million, up 11% compared to the prior year period. Diluted earnings per share through the first nine months of 2003 were $0.51. For the same period in 2002, diluted earnings per share were $0.32, which included $0.11 of restructuring charges.

         "We are pleased with our progress during the third quarter, with the integration of Teccor and in the operating trends of the base business," said Howard B. Witt, Chairman, President and Chief Executive Officer. "We are now more confident than ever that the Littelfuse/Teccor combination will be both powerful in the marketplace and profitable for our shareholders."

         By geographic segment, sales for the third quarter of 2003 were up 16% in the Americas, 19% in Europe and 50% in Asia, compared to the prior year. These increases were driven by the addition of Teccor and continued strength in the Asian electronic markets.

         Excluding the Teccor acquisition, sales for the third quarter were flat compared to the prior year period. Electronic sales were up 4% for the quarter (excluding Teccor), while automotive and electrical sales were down 6% and 4% respectively.



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"In our electronics market, we are seeing strength in Asia related to consumer electronics, notebook computers and handheld products, while North America and Europe remain soft," said Witt. "In our automotive and electrical markets, industry indicators have been generally negative compared to last year, and price erosion has become more of a factor," added Witt.

         "Teccor was $.05 dilutive to earnings per share for the third quarter, driven primarily by $1.7 million of pre-tax charges for accounting policy changes related to inventory valuation and expensing of certain short-lived assets which had previously been capitalized," said Phil Franklin, Vice President, Operations Support and Chief Financial Officer. "Excluding these charges, Teccor's financial performance was better than expected due to higher unit volumes and favorable product mix. In addition, margins for the base Littelfuse business showed substantial improvement during the quarter reflecting the recently completed cost reduction programs, favorable product mix and favorable currency impacts," added Franklin.

         "Cash flow was another highlight for the third quarter as we generated $18.5 million of cash from operating activities compared to $10.9 million in the prior year period and $8.6 million for the first six months of this year," said Franklin. "Major cash contributors for the quarter were lower working capital, most notably inventory, and increased profitability of the base business. Teccor also made a small positive contribution to cash from operating activities."

          "With the shutdown of the Centralia, Illinois, plant in the third quarter, we have now successfully completed our manufacturing rationalization program, which has been underway for two years," said Witt. "This program has achieved our goal of $15 million of annual cost savings. Over the next 6 to 12 months, we will be announcing additional programs with a goal to achieve over $20 million of savings in 2004. Two of the initiatives, which we will begin implementing immediately, are the downsizing of our facilities in Dundalk, Ireland and Arcola, Illinois. We expect to take charges of approximately $3.2 million in the fourth quarter related to these programs. Even with these charges, we expect to meet or exceed the current 2003 consensus earnings estimate of $0.60 per share."

         Littelfuse will host a conference call today, Wednesday, October 22, 2003, at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the third quarter results. The call will be broadcast live over the Internet and can be accessed through the company's Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through October 29, 2003, and can be accessed through the Web site listed above.



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Page 3


         Littelfuse is a global company offering the broadest line of circuit protection products in the industry. In addition to its Des Plaines world headquarters, Littelfuse has manufacturing facilities in England, Ireland, Switzerland, Mexico, China and the Philippines, as well as in Des Plaines and Arcola, Illinois and Irving, Texas. It also has sales, engineering and distribution facilities in the Netherlands, Singapore, Hong Kong, Taiwan, Japan, Korea and Brazil.

         For more information, please visit Littelfuse's web site at www.littelfuse.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.



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                                LITTELFUSE, INC.
                          SALES BY MARKET AND GEOGRAPHY
                              (Dollars in millions)


                              THIRD QUARTER                  YEAR-TO-DATE
                      -----------------------------  ------------------------------
                        2003      2002     % CHANGE    2003      2002      % CHANGE
                      -------   -------    --------  --------   --------   --------
MARKET
Electronics           $  42.6   $  40.9        4%    $  119.5   $  112.8       6%
Automotive               23.1      24.6       -6%        72.4       74.9      -3%
Electrical                9.1       9.5       -4%        25.7       26.3      -2%
                      -------   -------       --     --------   --------      --
      Subtotal           74.8      75.0        0%       217.6      214.0       2%
Teccor                   19.9                            19.9
                      -------   -------       --     --------   --------      --

      TOTAL           $  94.7   $  75.0       26%    $  237.5   $  214.0      11%
                      =======   =======       ==     ========   ========      ==


                              THIRD QUARTER                  YEAR-TO-DATE
                   -----------------------------  ------------------------------
                    2003       2002     % CHANGE    2003       2002     % CHANGE
                   -------   -------    --------  --------   --------   --------
GEOGRAPHY
Americas           $ 46.4    $ 40.1         16%    $117.3     $114.3          3%
Europe               15.3      12.9         19%      43.7       37.5         17%
Asia Pacific         33.0      22.0         50%      76.5       62.2         23%
                   ------    ------     ------     ------     ------     ------

      TOTAL        $ 94.7    $ 75.0         26%    $237.5     $214.0         11%
                   ======    ======     ======     ======     ======     ======



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                                LITTELFUSE, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data, unaudited)



                                                               For the Three Months Ended   For the Nine Months Ended
                                                               --------------------------   -------------------------
                                                                SEPT 27,      Sept 28,       SEPT 27,      Sept 28,
                                                               ---------     ---------      ---------      ---------
                                                                  2003          2002           2003           2002
                                                               ---------     ---------      ---------      ---------
Net sales ................................................     $  94,696     $  74,965      $ 237,447      $ 213,994
Cost of sales ............................................        66,910        51,574        162,709        146,301
                                                               ---------     ---------      ---------      ---------
Gross profit .............................................        27,786        23,391         74,738         67,693
Selling, general and administrative
    expenses .............................................        18,228        15,243         49,449         45,226
Research and development expenses ........................         2,297         2,122          6,092          6,288
Amortization of intangibles ..............................           192           191            575            575
Restructuring expense ....................................            --            --             --          3,744
                                                               ---------     ---------      ---------      ---------
Operating income .........................................         7,069         5,835         18,622         11,860
Interest expense .........................................           544           729          1,594          2,171
Other (income) expense ...................................           160          (623)          (391)        (1,373)
                                                               ---------     ---------      ---------      ---------
Income before income taxes ...............................         6,365         5,729         17,419         11,062

Income taxes .............................................         2,292         2,062          6,271          3,982
                                                               ---------     ---------      ---------      ---------
Net income ...............................................     $   4,073     $   3,667      $  11,148      $   7,080
                                                               =========     =========      =========      =========
Net income per share:
    Basic ................................................     $    0.19     $    0.17      $    0.51      $    0.32
                                                               =========     =========      =========      =========
    Diluted ..............................................     $    0.19     $    0.17      $    0.51      $    0.32
                                                               =========     =========      =========      =========

Weighted average shares and equivalent shares outstanding:
    Basic ................................................        21,823        21,927         21,794         21,896
                                                               =========     =========      =========      =========
    Diluted ..............................................        21,955        22,015         21,862         22,034
                                                               =========     =========      =========      =========



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                                LITTELFUSE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands, unaudited)



                                                                        SEPT 27, 2003    December 28, 2002
                                                                        -------------    -----------------
ASSETS:
Cash and cash equivalents ..........................................     $ 10,738            $ 27,750
Short-term investments .............................................           --               8,806
Receivables ........................................................       57,630              40,810
Inventories ........................................................       55,980              44,533
Other current assets ...............................................       26,533              15,146
                                                                         --------            --------

Total current assets ...............................................      150,881             137,045

Property, plant, and equipment, net ................................      103,256              81,122
Reorganization value, net ..........................................       27,665              27,665
Other intangible assets, net .......................................       27,736              28,291
Other assets .......................................................        5,760               3,355
                                                                         --------            --------

                                                                         $315,298            $277,478
                                                                         ========            ========

LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities excluding current portion
    of long-term debt ..............................................     $ 58,390            $ 41,308
Current portion of long-term debt ..................................       18,128              18,994
                                                                         --------            --------
Total current liabilities ..........................................       76,518              60,302
Long-term debt .....................................................       23,589              20,252
Deferred liabilities ...............................................        1,503               1,713
Accrued post-retirement benefits ...................................       11,234               9,027
Other long-term liabilities ........................................          278                 473
Shareholders' equity ...............................................      202,176             185,711
                                                                         --------            --------
    Shares issued and outstanding
    at Sept 27, 2003: 21,868,647 ...................................     $315,298            $277,478
                                                                         ========            ========


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Page 7


                                LITTELFUSE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands, unaudited)


                                                      For the Three Months Ended   For the Nine Months Ended
                                                      --------------------------   -------------------------
                                                       SEPT 27,      Sept 28,       SEPT 27,      Sept 28,
                                                      ---------     ---------      ---------      ---------
                                                        2003          2002           2003           2002
                                                      ---------     ---------      ---------      ---------
Operating activities:
Net income .......................................     $  4,073      $  3,667      $ 11,148      $  7,080
Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation ................................        5,223         4,610        13,857        13,233
     Amortization ................................          192           191           575           575
Changes in operating assets and liabilities:
     Accounts receivable .........................       (2,806)       (2,067)       (4,608)       (6,953)
     Inventories .................................        4,309         2,678         1,588         5,019
     Accounts payable and accrued expenses .......        6,428           828         5,814         5,481
     Other, net ..................................        1,125         1,018        (1,431)          592
                                                       --------      --------      --------      --------
Net cash provided by operating
     activities ..................................       18,544        10,925        26,943        25,027
Cash used in investing activities:
Purchases of property, plant, and equipment, net..       (9,136)       (1,786)      (11,712)       (5,185)
Acquisitions, net of cash acquired ...............      (44,496)       (3,087)      (44,496)      (15,031)
Sale (purchase) of marketable securities, net ....           --        (8,194)        8,806        (8,194)
                                                       --------      --------      --------      --------
Net cash used in investing activities ............      (53,632)      (13,067)      (47,402)      (28,410)

Cash provided by (used in) financing activities:
     Proceeds from long-term debt ................       30,500            --        30,500            --
     Payments of long-term debt ..................      (28,550)      (10,138)      (29,991)      (11,866)
     Proceeds (purchases) from exercise of stock
       options and warrants, net .................          282        (1,050)          982           221
                                                       --------      --------      --------      --------
Net cash provided by (used in) financing
     activities ..................................        2,232       (11,188)        1,491       (11,645)
Effect of exchange rate changes on cash ..........        1,315          (438)        1,956        (1,440)
                                                       --------      --------      --------      --------
Increase/(decrease) in cash and cash
     equivalents .................................      (31,541)      (13,768)      (17,012)      (16,468)
Cash and cash equivalents at beginning
     of period ...................................       42,279        31,826        27,750        34,526
                                                       --------      --------      --------      --------
Cash and cash equivalents at end of
     period ......................................     $ 10,738      $ 18,058      $ 10,738      $ 18,058
                                                       ========      ========      ========      ========



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